EXHIBIT 10.22

July 29, 2013

Dear Luis:

Ashland Inc. ("Ashland") considers the services you provide in your current role leading the Ashland Water Technologies business unit (“AWT”), which is operated by our wholly owned subsidiary Hercules Inc. (“Hercules”), to be essential to AWT’s continuing operations. As Ashland evaluates strategic options for AWT, including the potential for a change in ownership of AWT, whether through joint venture, sale or other partial or complete divestiture (the “Transaction”), Ashland would like to extend the following offer to you, in order to encourage your continued employment during this period. Your acceptance of this offer (the “Letter Agreement”) will rescind and replace any other written or verbal agreements in place between you and Hercules and/or Ashland concerning your continued employment with Hercules.

Subject to the conditions provided in this Letter Agreement, in the event you remain employed through your Stay Date, as defined below, then Hercules will provide you with a lump sum payment (“Retention Bonus”) equal to $400,000, less applicable withholdings. Your Retention Bonus will be paid within 15 days of your Stay Date.

For purposes of this Letter Agreement, your Stay Date shall be the earlier of:

i)	the date on which the potential Transaction closes;

ii)	the date on which a decision is made not to proceed with the potential Transaction, and to continue to operate AWT under its current ownership;

iii)	the date your active employment is terminated by Hercules without cause; or

iv)	March 31, 2014.

During the term of this Letter Agreement, you will continue to receive compensation at a rate at least equivalent to your level of base pay in effect at the time this Letter Agreement was executed, and you will also continue to be eligible to participate in those compensation and benefit programs offered to regular, full-time employees of Hercules within your salary band.

You understand and agree that the Retention Bonus provided for under this Letter Agreement will be made in accordance with any applicable requirements of Internal Revenue Code §409A.

In the event your employment with Hercules terminates as a result of the Transaction, then you may also be eligible for severance benefits from Hercules, and nothing in this Letter Agreement will impair your right to receive such benefits under any severance pay plan or program that would otherwise apply to you.

You agree that you will keep the terms of this Letter Agreement completely confidential, and that you will not hereafter disclose any information concerning this agreement to anyone except your immediate family, financial advisor and/or attorney; provided, that they agree in advance of said disclosure to keep this information confidential and not disclose it to others.

You further understand that this agreement will immediately terminate (an “Early Termination”), and Hercules will be relieved of any obligation to provide the Retention Bonus to you if any of the following occurs prior to your Stay Date:

i)	you voluntarily terminate your employment with Hercules;

ii)	you violate the confidentiality provisions contained herein;

iii)
Hercules terminates your employment for cause; For the purposes of this letter, termination for cause will arise if you: (a) substantially fail to perform your duties with Hercules, unless such failure is due to your incapacity as a result of physical or mental illness; or (b) you engage in willful misconduct or gross negligence in performing your duties;

iv)	in the event of your death. Provided, however, that Hercules will not be relieved of any obligations under its employee benefits plans which arise due to your death.

This Letter Agreement shall terminate on the earlier of your Stay Date or the date on which an Early Termination occurs. Provided, however, that the confidentiality provisions of this Letter Agreement and any obligations on the part of Hercules or Ashland arising under this Letter Agreement during its term, or triggered under this Letter Agreement on the date of its termination, shall survive the termination of this Letter Agreement.

This Letter Agreement does not, in any way, constitute a contract or agreement guaranteeing your continued employment. Hercules reserves the right to terminate your employment at any time, with or without cause.

If you agree with the foregoing, please sign and date each original of this Letter Agreement in the space provided for your signature, and return one original to me prior to August 9, 2013. You may retain a copy for your records.

Should you have any questions, please feel free to contact me.

Sincerely yours,

/s/ Susan B. Esler
Susan B. Esler

Agreed to and accepted
this 29th day of July, 2013.

/s/ Luis Fernandez-Moreno
Luis Fernandez-Moreno

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